Exhibit 10.47

Summary of Amendment dated October 22, 2022 to the Letter Agreement Regarding Advanced Approval, dated as of September 23, 2022, between Faraday Future Intelligent Electric Inc. and FF Top Holding LLC

Pursuant to the terms of the amendment (the “Amendment”) to the Letter Agreement Regarding Advanced Approval (the “Advanced Approval”), dated as of September 23, 2022, between Faraday Future Intelligent Electric Inc. (the “Company”) and FF Top Holding LLC (“FF Top”), entered into on October 22, 2022, the Company agreed as follows: (i) the amendment made to the Daguan financing arrangements entered into on September 23, 2022 to extend the maturity of the convertible notes to be issued to Daguan from four years to six years from the applicable funding date shall be deemed incorporated into Section 1(a)(iii) of the Advanced Approval (and FF Top reaffirms that it will comply with its obligations pursuant to the Advanced Approval); (ii) Section 2(b)(2) of the Advance Approval shall be deleted; (iii) Section 2(b)(3) of the Advance Approval shall be deemed amended and restated as follows: “That the Company shall be and shall at all times from and including October 22, 2022 have been in compliance in all material respects with their respective obligations pursuant to the Heads of Agreement and all Definitive Documents.”; and  (iv) Section 2(c)(3) of the Advance Approval shall be deemed amended and restated as follows: “Definitive agreements in respect of the Governance Term Sheet referred to directly above shall have been executed between FF Top and the Company by no later than the end of the day, New York time, on October 28, 2022 (or such later date as may be agreed by parties); provided that the failure of such definitive agreements to be executed by such date shall not, in and of itself, release FF Top from its obligations pursuant to Section 1.”

Pursuant to the Amendment, the Company agreed that (i) Mr. Chad Chen shall be appointed to the board of the directors of the Company (the “Board”) as a fourth FF Top designee no later than Thursday, October 27, 2022 (provided that Mr. Chen is reasonably acceptable to the Company’s Nominating and Corporate Governance Committee with respect to independence rules of the Nasdaq Stock Market LLC, and legal compliance and criminal compliance; provided further that if Mr. Chen is not so reasonably acceptable to the Company’s Nominating and Corporate Governance Committee, then FF Top shall be permitted to nominate another FF Top designee in accordance herewith and the deadline for the Company to appoint such substitute nominee to the Board shall be one week after such FF Top’s nomination of such person) and (ii) following Mr. Chen’s (or if applicable, the substitute nominee’s) appointment to the Board, the restriction set forth in Section 2(c)(iv) of Part C of the Heads of Agreement will not apply to Mr. Chen (or as applicable, such substitute nominee); and (ii) the Chairman of the Board of the Company (x) shall directly and constructively engage with FF Top on each certain other governance items previously identified by FF Top to the Company, (y) following such constructive engagement, each such item that the Chairman of the Board of the Company so determines, in his discretion, will be put to a discussion and a vote of the full Board subject to appropriate recusals, and (iii) to the extent that the Chairman of Board of the Company determines appropriate, in his discretion, the results of each such vote will be communicated to FF Top in writing by the Chairman of the Board of the Company.